Exhibit 10.1

EMPLOYMENT CONTRACT

Invacare B.V.
Chamber of Commerce No. 18041272
Galvanistraat 14-3
6716 AE EDE
(hereinafter referred to as ”the employer”)
And
J.W.A. Beltman
(hereinafter referred to as ”the employee”)
entered into this Employment Contract today.

1.COMMENCEMENT OF SERVICE AND SENIORITY

1.1    The Employee will commence the position with effect from 1st of June 2021. This contract will be concluded for unlimited time. Regarding anciennity the date of employment will be 1st of July 2008. This contract suspersedes and replaces the Employment Contract dated April 25, 2008, and the letter agreement dated May 20, 2019 as amended by letter dated August 1, 2020 (the "Previous Contract").

2.     JOB DESCRIPTION

2.1    The employee is appointed in the position of SVP & GM -North America and will perform all the usual work in the field of General Management, Sales, Marketing & Operations. The employee will primarily report to the Chairman, President and CEO Invacare Corporation.

2.2    A job description is attached to this Employment Contract as Appendix 1. The employer may amend that job description within reasonable limits at any time, without giving the employee prior notice. If the employer amends the job description, the employee will be provided with a copy of the amended job description and a copy will also be attached to this Employment Contract.

3. PLACE OF WORK

3.1    The employee's current place of work is the employee's residence, or other suitable remote work place in The Netherlands.

3.2    The employee must take into account business trips both within the Netherlands and abroad.

4. WORKING HOURS

4.1    The Employee’s normal working hours are 38 hours a week exclusive of ½ hour daily lunch break. The employee is working 5 days a week.

4.2    Regulation B, “Overtime not remunerated”, recorded in Chapter 6 of the Employee Handbook, applies. The employee is expected to work overtime when that is in the employer’s interest. Such overtime will not be separately remunerated or otherwise compensated, since the salary level of this position is deemed to include payment for overtime.

5. SALARY, PENSION, ETC.

5.1 The employee will receive a gross monthly salary of EUR 28,395. The gross monthly salary is the salary before the withholding of statutory payroll tax and social security contributions payable by the employee. The gross monthly salary is paid no later than on the last day of the month. The holiday allowance amounts to 8% of the gross monthly salary. The holiday allowance is paid on a monthly basis. The gross annual salary amounts to 12 times the gross monthly salary plus 8% holiday allowance.

5.2 The employee is entitled to participate in the Executive Incentive Bonus Plan (MBO), with a targeted bonus of 50% of the gross annual salary and is linked to specific targets as determined by the employer each year.

5.3    The employee will take part in the company pension scheme with Be Frank, provided that the pension insurer does not object, as recorded in more detail in the pension regulations in question. A gross pension scheme compensation will be done for the part of the salary over the legal cap (€122.189 in 2021). the compensation is calculated as the premium that the employer would have paid to the pension provider on the salary part above the legal cap ; this compensation is capped for the part of salary over €112,189 (legal cap in 2021) to a maximum annual gross salary €300,000. A maximum of 5% of the gross annual salary (maximum €300,000) after deduction of the single state pension can be withheld.

5.4    If the employee so wishes, the employee may take part in the collective medical expenses insurance taken out by the employer, provided that the insurer does not object, all of this as recorded in the Employee Handbook. The premium is to be paid by the employer as far as the premium is applicable to the employee and his partner.

5.5    The employee will be included in the collective WGA / WIA insurance and WGA / WIA top-up insurance, provided that the insurer does not object to your registration. The premium is the WGA / WIA and is payable by the employer. For the WGA / WIA top-up insurance, the employee pays a personal contribution of 1.25% of the part of the salary related to the top-up.

5.6    Subject to determination and approval by the Compensation and Management Development Committee of the Board of Directors of Invacare Corporation, employee will be eligible to receive grants of restricted stock units on an annual basis.

6. HOLIDAY

6.1    The employee is entitled to 200 hours of paid leave per year in the event of an employment contract for 38 hours a week.

6.2    On reaching a certain number of years of age the employee is entitled to additional annual days of paid leave, as recorded in more detail in the Employee Handbook.

6.3    Holidays and days’ off must be approved by the supervisor beforehand. The employer has the right to unilaterally schedule business closure days. Those days off must be taken as paid leave and will be deducted from the employee’s outstanding paid leave.

7. OTHER CONDITIONS

7.1    The employee will be provided with a mobile telephone. Normal use for limited, brief private calls is permitted.

7.2    The employer will provide the employee with a laptop computer, software and other appurtenances.

7.3 The parties particularly, but not exclusively, agree that if, contrary to the parties’ assumptions, expense allowances or other allowances must at any time be regarded as taxable wages within the meaning of the Wet op de loonbelasting (Wages and Salaries Tax Act) and/or the social security acts, the statutory payroll tax and social security contributions due will be payable by the employee, also if they have not yet been withheld by the employer.

8. TERMINATION

8.1    The employee can terminate the employment contract for an indefinite period with due observance of a notice period of 3 months.

8.2    The employer may terminate the employment contract upon six (6) months' prior written notice.

8.3    The employment will terminate automatically and without notice at the end of the calendar month in which the Employee reaches the age according to which the employment may lawfully end due to age pursuant to the Netherlands law, at present 68 years.

8.4    No later than on the date on which this Employment Contract ends the employee must return to the employer all the items made available by or on behalf of the employer, including keys, credit cards, laptop computer, car, mobile telephone, insurance cards, etc. The employee in no event has the right to sell or encumber any items made available to him by or on behalf of the employer.

9. LOYALTY AND ANCILLARY ACTIVITIES

9.1    During the term of this Employment Contract the employee must be loyal towards the employer in every respect. If the employee fails to comply with this provision, the employer may claim compensation for any loss pursuant to the general rules of Dutch law.

9.2    The Employee is entitled (taken into account the content of this article) to undertake tasks etc. outside the scope of the Employee’s duties to the extent that it is without inconvenience to the Company, including without any negative effect on the Employee’s work for the Company. The position of the Company on such work or offices, etc. should be obtained in advance. The Company must give permittance of these tasks in writing.

10. CONFIDENTIALITY

10.1    During the term of this Employment Contract and after its termination the employee must keep all information that comes to his attention in respect of his employment regarding the employer and businesses affiliated with it strictly secret and must observe strict confidentiality in that regard. This in any event includes but is not limited to business data, financial data and personnel data. In light of the confidential nature of that information, it may not be disclosed to third parties in any manner whatsoever. This duty of confidentiality also applies to all matters and relationships regarding customers, suppliers or advisors of the employer and businesses affiliated with it.

10.2    Violation of this provision is deemed to be a material breach of the employment contract, and the employer is thus entitled to terminate the employment if the Employee violates the duty of confidentiality in full or in part. Further, the Company is entitled to claim compensation for any loss pursuant to the general rules of Dutch law.

11. KNOW-HOW AND INVENTIONS

11.1    All materials, documents, drafts, etc., that the employee receives from or for the benefit of the employer or a business affiliated with it, or contacts or suppliers, customers or principals of the employer and/or businesses affiliated with it, during the term of his employment at the employer are and will remain the employer’s property and must be returned to the employer by the employee by the last actual day of work at the latest. The employee may not sell and/or encumber any of the items referred to above.

11.2    The employer has the full ownership of any and all know-how etc. developed by the employee during the term of his employment, regardless of the media on which it is recorded.

11.3    If the employee makes an invention, only the employer has the right to patent or cause the patenting of that invention, regardless of whether making inventions directly or indirectly forms part of the employee’s duties or the employee was appointed (or also appointed) for that purpose. Insofar as he is reasonably able to do so, the employee must make the invention available to the employer along with all the information, descriptions, details and related matters required for a proper understanding of the invention. If the employee makes the invention within 6 months after termination of the employment, the invention will be regarded as the result of the work that the employee was required to perform for the employer as part of the employment. However, all of this is without prejudice to the employer’s right to claim the rights regarding an invention also in other cases. The employee must immediately inform the employer of any possible invention made by the employee. The employee must in that regard provide the employer with all the information that it requires to assess the importance of the invention.

11.4    Other intellectual property rights, including but not limited to works, products or procedures, drawings or designs, trademarks, databases and trade names, that the employee has created or caused to be created, independently or otherwise, and the entitlement thereto are vested exclusively in the employer, regardless of whether those intellectual property rights arose during or outside working hours and regardless of whether the creation of intellectual property rights directly or indirectly forms part of the employee’s duties or the employee was appointed (or also appointed) for that purpose.

11.5    The salary stated in clause 5.1 is based on the tasks assigned to the employee. The employee acknowledges that his salary therefore includes all compensation for a possible performance as an inventor or for any other intellectual property right.

11.6    If and insofar as additional agreements must be made in any manner whatsoever or the employee’s further cooperation is otherwise required in order to create or cause the creation of any intellectual property rights in the employer’s name or to lawfully transfer such rights from the employee to the employer, the employee undertakes to do anything that is necessary to arrange for that creation or transfer. The employer is also entitled to assign any intellectual property rights belonging to the Company pursuant to Clause 11 of this Employment Contract.

12. NON-COMPETITION

12.1    During the employment and for 12 months thereafter, the employee shall not in any part of the world be engaged or financially interested, directly or in-directly, in any company or business that competes in full or in part with the business conducted by the Company at the time in North America or Europe or by affiliated companies. This limitation shall include any financial interest or occupation in or with the competing company in question, including financing, ownership in full or in part or co-ownership, any kind of employment and any kind of occupation as consultant, board member, etc.

12.2    For 12 months after the effective date of termination, the employee shall not, without the prior written consent of the Company, be in contact or have business relations, directly or indirectly, with customers, suppliers or collaborators who have or have had business relations with the Company with the last 18 months before the effective date of termination.

12.3    “The effective date of termination” shall be construed as the date where the Employee may be ordered or be entitled to leave his/her position.

12.4    Violation of the non-competition clause implies that the employee shall pay a penalty to the Company. The penalty is paid each time such violation of the non-competition clause.

12.5    For a period of 12 months after contract of employment has ended, the Employee shall notify the Company in writing of the commencement of any other business activity

13.0 PENALTY CLAUSE

13.1    On breach of the provisions of clauses 9 to 12 above, the employee will forfeit to the employer, on the grounds of Section 7:650(6) of the Dutch Civil Code, if necessary expressly notwithstanding Section 7:650(3) and (5) of the Dutch Civil Code, an immediately payable penalty of EUR 25,000 for each breach and a penalty of EUR 2,500 for each day on which that breach continues, notwithstanding the employer’s right to additionally demand specific performance and, at its discretion, to recover the loss actually incurred from the employee instead of the penalty.

13.2    Breach by the employee of the provisions of clauses 9 to 12 above may furthermore be urgent cause for the employer to terminate the employment contract within the meaning of Section 7:677 in conjunction with Section 7:678 of the Dutch Civil Code.

14. UNILATERAL AMENDMENT CLAUSE

14.1    The employer reserves the right to unilaterally amend this Employment Contract. The employer may exercise that right if it has such a compelling interest in the amendment that the employee’s interest that would be harmed by the amendment must recently give way by standards of reasonableness and fairness. The amendments will not enter into effect until they have been notified to the employee in writing.

14. OTHER PROVISIONS

14.1    This Employment Contract is governed by Dutch law.

14.2    This employee's employment is not governed by any collective bargaining agreement.

14.3    The employee must immediately inform the Human Resources Department of any change in his private address.

14.4    If the employee is absent due to sickness or other circumstances, he must inform the Human Resources Department accordingly before 9 a.m. The employer may request additional documentation in order to verify the reason and the duration of the absence, in accordance with the customary rules.

14.5    In addition to the employment conditions recorded in this Employment Contract, the employment conditions and guidelines recorded in the Employee Handbook furthermore apply. In the event of inconsistencies between this Employment Contract and the Employee Handbook, the provisions of this Employment Contract will prevail.

14.6    By signing this Employment Contract the employee gives the employer his consent to make sensitive personal data available to a prospective buyer of the company or the business conducted by the company. This also applies to the due diligence process in question preceding possible sale of the company.

15. SIGNATURE AND ENTIRE AGREEMENT

15.1    This Employment Contract will be signed in duplicate originals. The Employer will keep one copy and the Employee will keep the other. This Employment Contract will enter into force on the date of signature.

15.2    All earlier agreements concluded between the Employer and the Employee concerning the subject matter of this Employment Contract, both orally and in writing, will lapse on signature of this Employment Contract. Notwithstanding anything to the contrary in this Contract, nothing in this Contract shall alter, amend to terminate any of the provisions of the Indemnity Agreement and the Change of Control Agreement between Invacare Corporation and employee, both dated as of August 26, 2020.

16. PRECEDENCE

16.1    This Employment Contract has been drawn up in Dutch and translated into English. In the event of inconsistencies between the Dutch and the English version, the Dutch text will take precedence.

Place: Ede, the Netherlands

On behalf of the employer:

/s/ D. De La Feunte
/s/ Marco Koole

Date: October 4, 2021

Employee:

/s/ J.W.A. Beltman

Date: September 17, 2021